AMENDMENT TO THE FIRM TRANSPORTATION SERVICE AGREEMENT BETWEEN
SAN DIEGO GAS & ELECTRIC COMPANY AND PACIFIC GAS AND ELECTRIC COMPANY

Pacific Gas and Electric Company (PG&E) and San Diego Gas &
Electric Company (SDG&E) hereby agree to amend the Firm
Transportation Service Agreement (FTSA) between them, dated
December 31, 1991, as follows:

1.   For the "Negotiated Period" as defined in Section 11,
     SDG&E's rate for gas transportation service under the FTSA shall be a "Negotiated Rate".

     1.1.  NEGOTIATED RATE:

           The "Negotiated Rate" shall be $ 0.28 per decatherm. SDG&E shall pay PG&E each month an amount calculated as follows. SDG&E shall pay a reservation charge equal to the Negotiated Rate times the number of calendar days in the month times the Maximum Daily Quantity. There shall be no usage charge.

     1.2.  The payment provisions of PG&E's tariffs shall apply.

     1.3. During the Negotiated Period, SDG&E shall have a one-time option to elect to pay the standard tariff rates applicable to Expansion deliveries to the Southern Terminus for delivery off system. If SDG&E elects to pay standard tariff rates, SDG&E shall not be able to revert to the Negotiated Rate.

2. Following the Negotiated Period, SDG&E shall pay rates and charges as specified in the CPUC-approved tariff applicable to firm Expansion service, with the exception that such rates and charges shall be no higher than a rate calculated using the methodology in effect at the time the rates and charges are calculated, with a Line 401 capital cost of $736 million, and a utility capital structure. SDG&E shall pay rates on an SFV basis.

3. Upon a CPUC decision on the PEBA balance, the owing party shall pay all amounts due in a manner consistent with the CPUC decision. Payment of the balance shall be independent of the monthly payments calculated in Section 1.1.

4. SDG&E agrees that PG&E may transfer all or part of its ownership interest in Line 401 without SDG&E's consent and, if PG&E's successor in interest assumes all of PG&E's obligations under the FTSA, PG&E shall have no further or continuing obligations to SDG&E, its successor, or its assignees.

5. SDG&E agrees that, if PG&E or its successor in interest at any time seeks, in accordance with California Public
     Utilities Commission (CPUC) Resolution L-244, to transfer

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     Line 401 to the jurisdiction of the Federal Energy
     Regulatory Commission, SDG&E will neither oppose such a transfer nor claim that such a transfer violates any provision of the FTSA.

6. As consideration for PG&E's agreement to the Negotiated Rate set forth in paragraph 1, effective immediately, and for the remainder of the 30-year term of the FTSA, SDG&E irrevocably waives rights it has under the "Uniform Terms of Service" set forth in the March, 1994 Amendment to the FTSA, and relinquishes all claims it may have either arising under or relating in any way to rights under that provision.

7. For the period beginning on the first day of the Negotiated Period and ending on the last day of the Negotiated Period, SDG&E agrees to deliver all gas transported under this amendment off PG&E's system, using the delivery point specified in Exhibit A attached to the original FTSA. Following the Negotiated Period, SDG&E shall have a right to whatever delivery point options are available in effective CPUC-approved tariffs applicable to long-term firm Expansion service.

8. Within five calendar days of execution of this amendment by both SDG&E and PG&E, SDG&E agrees to withdraw with prejudice all opposition to PG&E's positions in all phases of the consolidated PEPR/ITCS cases; including the so-called
     `statewide ITCS' issue.

9. SDG&E agrees to: (a) actively support approval by the CPUC of this amendment, without modification or condition; and
     (b) actively support PG&E's Gas Accord before the CPUC.

10. Within 60 days of execution of this amendment, PG&E shall file the amendment with the CPUC by advice letter.

11. The Negotiated Period shall begin on the date the CPUC approves this amendment and shall continue until the later of (a) five years from the date or (b) the end of the Gas
     Accord period, as approved by the CPUC.

12. As consideration for SDG&E's agreement to execute this amendment by December 2, 1996 without the limited protection of a favored-nations provision granting SDG&E the right to take possible subsequent arrangements PG&E might agree to with other firm Expansion shippers under the August 12, 1996 letter, PG&E shall pay to SDG&E the sum of $150,000 within thirty (30) calendar days from the date this amendment is approved by the CPUC.

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13.  Prior to any future expansion of PG&E's Line 400/401 system,
     PG&E agrees to offer SDG&E the option to reduce its firm transportation commitment by the lesser of SDG&E's contract demand, the proposed amount of the new expansion, or, if applicable, a pro rata share (with other firm Expansion Shippers) of the amount of the new expansion.

14. Each provision of this amendment is agreed to by the parties as quid pro quo consideration for each of the other provisions, so that no provision of this amendment is separable from the others for any purpose. If any provision of this amend is deleted, this amendment shall be null and void and of no binding effect on any party.



For SDG&E:                       For PG&E:


By:   __________________________By:   ___________________________
Title:__________________________Title:___________________________
Date: __________________________Date: ___________________________


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